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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    December 16, 1996
                                                     ---------------------------

                                    TRW Inc.
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             (Exact name of registrant as specified in its charter)



     Ohio                         1-2384                      34-0575430
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(State or other          (Commission File Number)          (I.R.S. Employer
jurisdiction of                                          Identification Number)
incorporation)



                   1900 Richmond Road, Cleveland, Ohio 44124
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              (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                 (216) 291-7000



                                       N/A
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          (Former name or former address, if change since last report)
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 Item 5.      Other Events.

    TRW Inc. and Magna International Inc. jointly announced on December 16, 1996 the formation of a strategic alliance for design, development and production of automotive products for the global market. Under the alliance, TRW will lead development efforts in occupant restraint systems, including air bags, seat belts, inflators, sensors and steering wheels, while Magna will focus on complete vehicle interiors and total body systems.

    As part of this strategic alliance, TRW and Magna will form and operate a technical center that will focus on total vehicle safety system integration and will support both companies in the development of systems and components.

    TRW will purchase from Magna, as part of the alliance, an 80 percent equity interest in two Magna-owned operations: MST Automotive GmbH Automobil-Sicherheitstechnik (MST), a European supplier of air bag modules, steering wheels and other related automotive components; and Temic Bayern-Chemie Airbag GmbH (TBCA), a European supplier of air bag inflators and propellants and related automotive components. For the 1996 calendar year, MST and TBCA will have sales (excluding intercompany transactions) of approximately DM 900 million (US $600 million or CDN $825 million). Combined, MST/TBCA operations employ approximately 2,500 people.

    Before the transaction with TRW is completed, Magna will purchase from Temic Telefunken Microelectronic GmbH the remaining equity interest not owned by it in MST and the majority equity interest not currently owned by it in TBCA. Once Magna has completed these purchases, it will immediately sell an 80 percent interest in the two companies to TRW for a cash payment of DM 650 million (US $418 million or CDN $570 million), subject to certain specified purchase price adjustments. The transactions are subject to required regulatory approvals.
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                                   SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          TRW INC.


 Date: December 20, 1996                  By:   /s/ Martin A. Coyle
                                                ----------------------------
                                                    Martin A. Coyle
                                                    General Counsel
                                                    and Secretary